Exhibit 10.1

SECOND AMENDMENT TO LEASE

This SECOND AMENDMENT TO LEASE (“Second Amendment”) is made as of the seventh (7th) day of July, 2010, by and between 5200 PATRICK HENRY ASSOCIATES LLC, a Delaware limited liability company (“Landlord”), and COHERENT, INC., a Delaware corporation (“Tenant”).

RECITALS

A.            Landlord (as successor-in-interest to S B C & D Co., Inc.) and Tenant are parties to that certain Lease dated September 14, 2007 (the “Original Lease”) pursuant to which Landlord leases to Tenant, and Tenant leases from Landlord, that certain premises, consisting of approximately ninety thousand one hundred twenty (90,120) square feet of gross leasable area, the address of which is 5200 Patrick Henry Drive, Santa Clara, California, and which is located within the Building as shown on Exhibit A attached to the Original Lease (the “Premises”).

B.            Landlord and Tenant are parties to that certain First Amendment to Lease dated February 4, 2008 (the “First Amendment”) pursuant to which, among other things, Landlord agreed to construct or install certain tenant improvements in the Premises for the benefit of Tenant and the Base Monthly Rent required to be paid by Tenant to Landlord pursuant to the terms of the Original Lease was modified. The Original Lease, as amended by the First Amendment, is referred to herein as the “Lease”.

C.            The initial Term of the Lease is currently scheduled to expire on April 30, 2015.   Subject to the terms and conditions set forth in this Second Amendment,  Tenant and Landlord desire to amend, modify and supplement, as the case may be, the Lease to, among other things, (i) extend the expiration date of the initial Term of the Lease to July 31, 2020, (ii) establish the Base Monthly Rent payable by Tenant to Landlord during the period commencing August 1, 2010 through July 31, 2020, (iii) provide for the right of Tenant to undertake, or cause to be undertaken, certain alterations or improvements in a portion of the Premises (not exceeding twenty percent of the entire Premises) without any obligation to restore such limited area in which such alterations or improvements are undertaken, and (iv) provide for an extension of the leak maintenance contract Landlord has obtained with respect to the roof of the Building in which the Premises are located.

D.            Capitalized terms used in this Second Amendment shall have the meaning ascribed to such terms in the Lease, unless otherwise defined in this Second Amendment.

NOW, THEREFORE, in consideration of the foregoing recitals and other consideration, the sufficiency of which is hereby acknowledged, the parties hereto amend, modify and supplement the Lease as follows:

1.             Extension of Initial Lease Term.  Notwithstanding anything to the contrary contained in the Lease, Landlord and Tenant hereby extend the expiration date of the initial Term of the Lease to July 31, 2020.  Section J of the Summary of Basic Lease Terms

incorporated into the Original Lease is hereby amended to provide that the initial Lease Term is extended through and including July 31, 2020, unless sooner terminated or extended in accordance with the terms of the Lease (including pursuant to the extension options in Section 2.6 of the Lease), as amended by this Second Amendment.  Tenant shall continue to have two (2) options to extend the Lease Term at the end of the extended initial Lease Term as provided in Section 2.6 of the Lease.

2.             Condition of Premises.  Tenant hereby agrees and warrants that it is familiar with the condition of the Premises and the suitability of same for Tenant’s purposes, and, except to the extent the same are Landlord’s responsibility under the Lease, Tenant does hereby waive and disclaim any objection to, cause of action based upon, or claim that its obligations hereunder should be reduced or limited because of, the existing condition of the Premises, the Building in which the Premises is located or the Project, or any portion thereof, or the suitability of the same for Tenant’s purposes.  Tenant acknowledges that neither Landlord nor any agent nor any employee of Landlord has made any representations or warranty with respect to the Premises, the Building in which the Premises is located or the Project, except to the extent expressly set forth in the Lease, or with respect to the suitability of same for the conduct of Tenant’s business.  Tenant further agrees and acknowledges that Landlord has no obligation to alter, improve or refurbish the Premises, or any portion thereof, for Tenant’s use or benefit, except as expressly required under the Lease, or to provide Tenant an allowance for such purpose.  Tenant also acknowledges and agrees that, to Tenant’s actual knowledge, without inquiry, all Tenant Work and Tenant Improvements required by the Lease to be completed by Landlord have been completed in the manner and in accordance with the terms, conditions and covenants set forth in the Lease to the satisfaction of Tenant and have been accepted by Tenant, and no further payments are required to be made to Tenant in connection therewith.

3.             Base Monthly Rent.  The Base Monthly Rent schedule set forth in Paragraph 4 of the First Amendment shall remain in effect through July 31, 2010.  Effective as of August 1, 2010, Paragraph 4 of the First Amendment and Section K of the Summary of Basic Lease Terms incorporated into the Original Lease shall be deemed amended to provide that Tenant shall pay Base Monthly Rent each month during the balance of the initial Lease Term, commencing on August 1, 2010, in accordance with the schedule set forth below:

Balance of Initial Term	Base Monthly Rent (NNN)
08/01/2010 – 07/31/2011	$126,168.00
08/01/2011 – 07/31/2012	$130,583.88
08/01/2012 – 07/31/2013	$135,154.32
08/01/2013 – 07/31/2014	$139,884.72
08/01/2014 – 07/31/2015	$144,780.69
08/01/2015 – 07/31/2016	$149,848.01
08/01/2016 – 07/31/2017	$155,092.69
08/01/2017 – 07/31/2018	$160,520.93
08/01/2018 – 07/31/2019	$166,139.16
08/01/2019 – 07/31/2020	$171,954.03

Base Monthly Rent shall be paid by Tenant to Landlord during the Lease Term, as the same may be extended, on the first day of each month of the Lease Term, without offset or deduction (except as expressly provided in Sections 7.3, 11.4 and 12.3 of the Lease), prior notice or demand in lawful money of the United States addressed to Landlord, c/o South Bay Development Company, 1690 Dell Avenue, Campbell, CA 95008 or to such other persons or such other places as Landlord may designate in writing. Base Monthly Rent for any period during the Lease Term, as the same may be extended, which is for less than one month shall be prorated based upon the actual number of days of the calendar month involved.

5.             Tenant Alterations.  Tenant shall have the right, without having to obtain Landlord’s prior written approval but upon prior written notice to Landlord (other than for Minor Alterations that do not require a building permit) and subject to all the other terms and conditions of Sections 5.2 and 5.5 of the Original Lease (except as otherwise provided immediately below), to make, or cause to be made, at Tenant’s sole cost and expense, Tenant Alterations during the Lease Term, as the same may be extended, in the aggregate in not more than twenty percent (20%) of the square footage of the Premises provided that such Tenant Alterations (i) do not impair the structural integrity of the Building, (ii) do not adversely affect the life safety system, plumbing, electrical or heating, ventilation and air conditioning system serving the Building or the ceiling grid of the Building, and/or (iii) do not adversely affect the roof of the Building.  Such Tenant Alterations (once construction or installation of the same in the Premises is completed and written notice of such completion is given by Tenant to Landlord), together with all Tenant Alterations performed by Tenant prior to the date hereof, shall constitute Tenant Insured Alterations and be insured by Landlord as referred to in Section 9.2.A of the Original Lease.  The scope of such Tenant Alterations referred to in the first sentence of this Paragraph 5 may include, provided the same are contained within twenty percent (20%) of the square footage of the Premises and such Tenant Alterations do not violate any of the conditions set forth in clauses (i), (ii) or (iii) above, the addition of twelve to eighteen private offices in the open office area within the right side of the Building and/or the conversion of office space to light manufacturing, research and development or lab space or the conversion of light manufacturing, research and development or lab space to office space, and the construction of an additional restroom core.  Notwithstanding anything to the contrary contained herein or in the Lease, Tenant shall not be obligated to remove any of the Tenant Alterations made or caused to be made by Tenant pursuant to the terms of the first sentence of this Paragraph 5 so long as the total floor area (including area of converted space referred to above) in which such Tenant Alterations in the aggregate are made does not exceed twenty percent (20%) of the square footage of the entire Premises.  If the total floor area (including converted space) in which Tenant’s Alterations in the aggregate are made or caused to be made pursuant to the terms above exceeds twenty percent (20%) of the total square footage of the entire Premises, then, anything herein or in the Lease to the contrary notwithstanding, unless Landlord agrees in writing at the time Tenant makes such Tenant Alteration that such Tenant Alteration may be surrendered to Landlord as part of the realty and become Landlord’s property at the expiration or earlier termination of the Lease, Landlord shall have the right, by giving written notice thereof to Tenant at any time prior to ninety (90) days prior to the expiration or earlier termination of the Lease, as amended hereby, to require Tenant, at Tenant’s sole cost, to remove any or all of such Tenant’s Alterations constructed or installed in any area of the Premises exceeding twenty percent (20%) of the total square footage of the entire Premises and to restore such area to the condition existing immediately prior to the construction or installation of such Tenant Alterations.  If, pursuant to the terms of the immediately preceding sentence, Landlord requires Tenant to remove any of the Tenant Alterations constructed or installed in more than twenty percent (20%) of the total square footage of the entire Premises, then Tenant shall, at its sole cost, prior to the expiration or earlier termination of the Lease Term, remove such Tenant Alterations designated by Landlord for removal and restore such area to the condition existing immediately prior to the construction or installation of such Tenant Alterations designated for removal.

6.                                       Roof Membrane.

(a)           The second sentence of the first paragraph of Section 6.2 of the Original Lease is hereby deleted in its entirety and the following is substituted in place thereof:  “Notwithstanding Section 6.1 above, Landlord will enter into an annual maintenance and repair contract with a roof membrane maintenance contractor selected by Landlord, and obtain a leak-free warranty from such maintenance contractor, with respect to the foam portion of the roof membrane.  Pursuant to such maintenance contract, the maintenance contractor will perform, at no cost to Tenant, annual maintenance inspections of, and make repairs to, the foam portion of the roof membrane of the Building and such maintenance contractor shall also provide a leak-free warranty with respect to the foam portion of the roof membrane of the Building through the initial Lease Term expiring July 31, 2020; provided, however, such repair work and leak-free warranty shall not extend to or cover repairs or leaks that occur due to Tenant’s breach of any of its maintenance responsibilities set forth in Section 6.1 or the negligence or willful misconduct of Tenant or any of its agents, employees, contractors, assignees, subtenants or other representatives or wind-driven rain penetrating underneath flashing.   The work to be performed pursuant to the annual maintenance inspection and repair contract referred to immediately above shall be similar to that described in the letter dated May 23, 2008, attached hereto as Exhibit A.  Landlord also agrees to extend the term of such annual maintenance inspection and repair contract and leak-free warranty with respect to the foam portion of the roof membrane of the Building through July 31, 2020 as set forth in the letter dated July 7, 2010 attached hereto as Exhibit B.  If Tenant reasonably determines that there are any leaks in the foam portion of the roof membrane of the Building, Tenant may contact the aforementioned roof membrane maintenance contractor retained by Landlord directly and request that such maintenance contractor visit the Building to inspect such foam portion of the roof membrane, which inspection shall be at Landlord’s sole cost.”  The costs of the maintenance contract and related minor repairs described in this Paragraph 6(a) and covered by the annual maintenance inspection and repair contract referred to above shall be at Landlord’s sole cost and shall not be an Operating Expense; provided, however, if any repairs (whether minor or not) or replacements of any portion of the foam portion of the roof membrane are necessitated due to Tenant’s breach of any of its maintenance responsibilities set forth in Section 6.1 or the negligence or willful misconduct of Tenant or any of its agents, employees, contractors, assignees, subtenants or other representatives, then Tenant shall be responsible, at its sole cost and expense, for undertaking, or causing to be undertaken, such repair or replacement of the foam portion of the roof membrane.

(b)           Section 6.2.C. of the Original Lease is hereby deleted in its entirety and the following is hereby substituted in place thereof:  “Repairs or replacements of the foam portion of the roof membrane required to be made at any time during the initial Lease Term ending July 31, 2020 will be covered and repaired at no cost to Tenant; provided, however, if repairs or replacements of any portion of the roof membrane are necessitated due to Tenant’s breach of any of its maintenance responsibilities set forth in Section 6.1 or the negligence or willful misconduct of Tenant or any of its agents, employees, contractors, assignees, subtenants or other representatives, then Tenant shall be responsible, at its sole cost and expense, for undertaking, or causing to be undertaken, such repair or replacement of the roof membrane.  If repairs or replacements of the foam portion of the roof membrane constituting a capital expenditure arise during any extended term of the Lease (i.e. after the initial Lease Term ending July 31, 2020), then Landlord will be responsible for undertaking such repair or replacement and Tenant will pay the amortized cost of the same in accordance with Sections 5.4.A and B of this Lease; provided, however, if repairs or replacements of any portion of the roof membrane are necessitated due to Tenant’s breach of any of its maintenance responsibilities set forth in Section 6.1 or the negligence or willful misconduct of Tenant or any of its agents, employees, contractors, assignees, subtenants or other representatives, then Tenant shall be responsible, at its sole cost and expense, for undertaking, or causing to be undertaken, such repair or replacement of the roof membrane.”

(c)           The parties hereto acknowledge that there is an elastomeric coating on the foam portion of the roof membrane of the Building.  If the elastomeric coating on at least twenty-five percent (25%) of the foam portion of the roof membrane wears down to a thickness of less than twelve millimeters (with such measurement to be conducted by the roof membrane maintenance contractor referred to above once per calendar year during the Lease Term, as extended), then Landlord shall cause such elastomeric coating on the roof membrane of the Building to be re-coated to a thickness of approximately twenty-four millimeters.  The cost of such re-coating shall be borne by Landlord and not be passed through to Tenant during the initial Lease Term ending July 31, 2020.   If such re-coating of the elastomeric coating on the foam portion of the roof membrane of the Building occurs during any extended term of the Lease (i.e. after July 31, 2020), then Landlord will be responsible for undertaking such re-coating and Tenant will pay the amortized cost of the same in accordance with Sections 5.4.A and B of this Lease; provided, however, if such re-coating is necessitated due to Tenant’s breach of any of its maintenance responsibilities set forth in Section 6.1 or the negligence or willful misconduct of Tenant or any of its agents, employees, contractors, assignees, subtenants or other representatives, then Tenant shall be responsible, at its sole cost and expense, for undertaking, or causing to be undertaken, such re-coating of the elastomeric coating of the roof membrane of the Building.

7.             Lender Consent.  Concurrently with its execution hereof, Landlord shall deliver to Tenant the consent to this Second Amendment of all Lenders.

8.             Brokers.  Each party represents and warrants to the other party that it has not had dealings in any manner with any real estate broker, finder or other person other than Colliers International to whom a real estate commission or finder’s fee may be owed with respect to the extension of the Lease Term as provided in Paragraph 1 of this Second Amendment and the negotiation and execution of this Second Amendment.  In connection with Tenant’s extension of the Lease Term as provided in Paragraph 1 of this Second Amendment and Landlord’s and Tenant’s negotiation and execution of this Second Amendment, Landlord agrees to pay to Colliers International a commission pursuant to the terms of a separate agreement between Landlord and Colliers International.  Colliers International shall not be a third party beneficiary of this Second Amendment. Except as to commissions to be paid as provided under this Paragraph 8, Tenant shall indemnify, defend and hold harmless Landlord from all damage, loss, liability and expense (including attorneys’ fees and related costs) arising out of or resulting from any claims for commissions or fees that may or have been asserted against Landlord by any broker, finder or other person with whom Tenant has or purportedly has dealt with in connection with the extension of the Lease Term as provided in Paragraph 1 of this Second Amendment and the negotiation and execution of this Second Amendment.

9.             Corporate Authority.  Tenant represents and warrants to Landlord that (i) Tenant is the sole holder of the leasehold estate created under the Lease, (ii) Tenant has not voluntarily, by operation of law or otherwise assigned the Lease or any interest of Tenant under the Lease, subleased any portion of the Premises or otherwise transferred or hypothecated any interest of Tenant in and to the Lease or the Premises, or any portion thereof, and (iii) all authorizations necessary for the execution of this Second Amendment by Tenant and to bind Tenant hereto have been obtained.  Upon written request therefor made by Landlord to Tenant, Tenant shall provide Landlord with a corporate resolution, certificate of incumbency or other evidence reasonably satisfactory to Landlord that the individual(s) executing this Second Amendment on behalf of Tenant are authorized to execute this Second Amendment and to bind Tenant hereto.

10.           Effect of Second Amendment.  Except as modified herein, the terms and provisions of the Lease shall remain unmodified and continue in full force and effect.  In the event of any conflict or inconsistency between the terms and provisions of this Second Amendment and the terms and provisions of the Lease, the terms and provisions of this Second Amendment shall prevail.

11.           Counterparts; Facsimile Signatures. This Second Amendment may be executed in counterparts, each of which shall be deemed an original and together shall constitute one instrument. The parties contemplate that they may be executing counterparts of this Second Amendment transmitted by facsimile or email in PDF format and agree and intend that a signature by either facsimile machine or email in PDF format shall bind the party so signing with the same effect as though the signature were an original signature.

12.           Governing Law.   This Second Amendment shall be governed by and construed in accordance with the laws of the State of California.

13.           Interpretation.  The doctrine or rule of law or construction that any ambiguity in a written instrument shall be construed against the party drafting the same shall not be employed in connection with this Second Amendment.

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IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the date and year set forth below.

LANDLORD:			TENANT:

5200 PATRICK HENRY ASSOCIATES LLC, a Delaware limited liability company			COHERENT, INC., a Delaware corporation

By:	P 7 5200 PATRICK HENRY LLC,		By:	/s/ John Ambroseo
	a Delaware limited liability company		Name:	John Ambroseo
Its:	Managing Member		Title:	CEO

	By:	/s/ Robert J. Murray	By:	/s/ Helene Simonet
	Name:	Robert J. Murray	Name:	Helene Simonet
	Its:	Vice President	Title:	CFO

Dated:	July 26, 2010		Dated:	July 23, 2010